                                                                   EXHIBIT 10.12

                     INDUSTRIAL RESEARCH ASSISTANCE PROGRAM
                        REPAYABLE CONTRIBUTION AGREEMENT

                                                         PROJECT NO.: __________

THIS AGREEMENT IS MADE IN DUPLICATE -

BETWEEN:                      National Research Council Canada
                              IRAP - Ontario
                              200 Town Centre Court, Suite 1101
                              Scarborough, Ontario
                              M1P 4X8

                              (herein called the NRC)

AND:                          RTICA Inc.
                              999 Barton Street
                              Stoney Creek, Ontario
                              L8E 5H4

                              (herein called the Firm)

1. This Agreement comes into effect on November 1, 2000 and terminates on October 31, 2006.
2. The NRC agrees to contribute up to a maximum of $445,000 for the performance of the work undertaken by the Firm as described in the attached STATEMENT OF WORK (SW) (hereafter referred to as "the Work") and in accordance with the BASIS OF PAYMENT AND REPAYMENT (BPR) and CONDITIONS OF CONTRIBUTION (CC).
3. The Firm agrees to undertake the Work and understands and accepts all the BASIS OF PAYMENT AND REPAYMENT and the CONDITIONS OF CONTRIBUTION.
4. Subject to the CONDITIONS OF CONTRIBUTION, the Firm agrees to pay to NRC the amounts required to be paid by the Firm under the BASIS OF PAYMENT AND REPAYMENT plus any applicable administrative costs and interest penalties specified therein.
5. This Agreement shall become null and void if not signed and returned to NRC within forty-five (45) days of the signature date of the authorized officer of the NRC.

      NATIONAL RESEARCH COUNCIL CANADA


      -----------------------------------       --------------------------------
                                                Date

      RTICA INC.


      -----------------------------------       --------------------------------
      Warren Arseneau                           Date
      President

STATEMENT OF WORK SW

PROJECT TITLE

PET Building insulation Manufacturing Process.

OBJECTIVE(S)

The overall objective of the project is to scale up the PET fiber insulation making process to a manufacturing module of at least 250 kg/hr throughput capacity.

PLAN OF WORK

1. Adapt conventional polymer dryer systems to a wider range of raw materials and metering;
2. Scale up textile cutting equipment to highest throughput level level for insulation;
3. Engineer, install and test modifications to air flow to ensure consistency of product at higher throughput levels and improve temperature control;
4. Engineer and test in situ crystallisation modifications to simplify thermal stabilization;
5.    Integrate on line Theological control for high volume production;
6. Design and test third generation clam shell die with increased throughput, lower cost and more uniform heating;
7.    Phase I.   Engineering for full size module with highest possible
      throughput obtained in the project;
8. Phase II. Engineering for full size module with highest possible throughput obtained in the project.


GANTT CHART

------------------------------------------------------------------------------------
MILESTONE             START                FINISH               % OF PROJECT
------------------------------------------------------------------------------------
      1         November 2000        January 2001                  10.0%
------------------------------------------------------------------------------------
      2         November 2000        February 2001                 10.0%
------------------------------------------------------------------------------------
      3         November 2000        March 2001                    10.0%
------------------------------------------------------------------------------------
      4         January 2001         April 2001                    15.0%
------------------------------------------------------------------------------------
      5         February 2001        August 2001                   15.0%
------------------------------------------------------------------------------------
      6         April 2001           October 2001                  15.0%
------------------------------------------------------------------------------------
      7         February 2001        August 2001                   12.5%
------------------------------------------------------------------------------------
      8         June 2001            October 2001                  12.5%
------------------------------------------------------------------------------------


------------------------------------------------------------------------------------
ACTIVITY    NOV.  DEC.  JAN. FEB.  MAR.  APR.   MAY   JUNE  JULY  AUG.  SEPT.  OCT.
------------------------------------------------------------------------------------
     1       0     0     0
------------------------------------------------------------------------------------
     2       0     0     0    0
------------------------------------------------------------------------------------
     3       0     0     0    0     0
------------------------------------------------------------------------------------
     4                   0    0     0     0
------------------------------------------------------------------------------------
     5                        0     0     0      0     0     0     0
------------------------------------------------------------------------------------
     6                                    0      0     0     0     0     0      0
------------------------------------------------------------------------------------
     7                        0     0     0      0     0     0     0
------------------------------------------------------------------------------------
     8                                                 0     0     0     0      0
------------------------------------------------------------------------------------

STATEMENT OF WORK SW
Start typing here (spelling and grammar turned on)

SUMMARY OF TOTAL ELIGIBLE COST OF THE WORK
--------------------------------------------------
Salaries                                 $121,625
--------------------------------------------------
Services and Contracts                   $498,000
--------------------------------------------------
Materials and Supplies                   $150,000
--------------------------------------------------
Consumed Value of Capital                $500,000
Items
--------------------------------------------------
Overhead                                  $79,056
--------------------------------------------------
                         Total         $1,348,681
                                       ==========
--------------------------------------------------

BASIS OF PAYMENT AND REPAYMENT      BPR

1.0   TERMS OF PAYMENT

1.1 NRC agrees to reimburse the Firm for costs actually and reasonably incurred in the direct performance of the Work as follows:

      - 72.00 percent of the salaries (excluding employer contributions to statutory benefit programs and any applicable payroll taxes);

      -     72.00 percent of service contract costs:

      -     0.00 percent of material and supply costs;

      - 0.00 percent of the consumed values of capital items (excluding land and buildings);

      The consumed value of capital items shall be the amount of depreciation on the items during the Work, where depreciation is calculated at a rate of up to thirty percent (30%) per year on a straight-line basis.

      The maximum total contribution shall be $445,000 and NRC will not reimburse more than 35.00 percent of the combined total of supportable costs, where supportable costs are the cost types listed above.

This contribution is funded through a joint initiative between NRC Industrial Research Assistance Program and Technology Partnerships Canada, a special operating agency of Industry Canada.

1.2 Neither federal nor provincial sales tax will be reimbursed by NRC and the Firm must delete any federal and provincial sales tax costs from invoices prior to submission to NRC for payment.

1.3 The Firm agrees to invoice NRC monthly in arrears for costs incurred and as specified in clause 1.1.

1.4 The Firm agrees to provide NRC the reports outlined in clause 4.0 on the dates outlined in clause 4.0. The Firm acknowledges that failure to comply with these requests will cause the payments of current and subsequent claims to be delayed or stopped.

1.5 NRC may agree to the reallocation of funds between the above payment categories provided that NRC is advised in advance for the reasons for the proposed changes and that NRC is in agreement with the need for such changes. This only applies when there is more than one payment category under clause 1.1.

2.0   SOURCES OF FUNDING FOR THE WORK

2.1 The Firm agrees that the following table fairly represents the anticipated sources of funds for the Work.

      SOURCE                            AMOUNT            PERCENT
      IRAP contribution                     $445,000              33 %
      R&D Tax credits                             $0               0 %
      Other governmental                          $0               0 %
      assistance
      Firm's contribution                   $903,681              67 %
      TOTAL COST OF THE WORK              $1,348,681              100%


2.2 The Firm acknowledges that securing any other funding for the Work is entirely a matter between itself and the other sources of funds and that NRC cannot give any assurance about eligibility, suitability, terms, or amounts.

BASIS OF PAYMENT AND REPAYMENT      BPR
3.0   SUMMARY OF NRC'S SUPPORT BY FISCAL YEAR

      The following table summarizes the maximum contribution to be made by NRC in each given NRC fiscal year (April 1 to March 31).

      Fiscal Year 2000/2001 (November 1, 2000 to March 31, 2001) approx.
      $185,417.

      Fiscal Year 2001/2002 (April 1, 2001 to October 31, 2001) approx.
      $259,583.

      Claims for payment, in accordance with clause 1.1, in a given federal fiscal year (April 1 to March 31) must be submitted by April 10 of the following federal fiscal year. The maximum amount per fiscal year cannot be exceeded without prior written approval of NRC.

      No unclaimed portion of these maximum annual amounts will be added to subsequent fiscal year limits without the express written consent of NRC.

4.0   REPORTS

      a) a summary of the actual total costs incurred in the performance of the Work from the start of this Agreement and a summary of the total forecasted expenditures to complete the Work must be submitted on May 1, 2001. The firm agrees to provide proof of costs incurred when requested by NRC.

      b)    Firm's annual financial statements within one hundred and twenty
            (120) days of the end of the Firm's fiscal year end until the end of this Agreement. The first financial statements must be submitted on April 30, 2001.

      c)    a final report on submission of the final invoice.

      d)    One page progress report submitted with monthly invoice.

5.0   REPAYMENT

5.1 Beginning on January 1, 2004 and at the beginning of every quarter thereafter up to and including October 1, 2005 the Firm shall repay to
      NRC:

      1.00 percent of the Firm's gross revenues for the quarter preceding the repayment. Gross revenues are defined as all revenues, receipts, monies and other considerations of whatever nature earned or received by the Firm, whether in cash, or by way of benefit, advantage, or concession, without deductions of any nature, net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts, as determined in accordance with generally accepted accounting principles, applied on a consistent basis.

      If by October 1, 2005, the total amount repaid to NRC is less than the NRC contribution to the Firm, the Firm will continue to make repayments to NRC under the same terms until the earlier of the full repayment of the NRC contribution or ten years after the start of the repayment period. If at any time during the life of this Agreement the total amount paid to NRC pursuant to this article equals or exceeds $667,500, the Firm shall cease to have any further obligation to make repayments to NRC pursuant to this article.

5 2 With each repayment, the Firm agrees to provide to NRC a report of gross revenues for the repaymentperioddefinedin5.1,above,
      Thisrepaymentandreportareduewithin6Odaysfrom the end of the applicable period.

BASIS OF PAYMENT AND REPAYMENT      BPR

5.3 The Firm agrees to provide to NRC at the end of each Firm's fiscal year, an audited report of gross revenues for that fiscal year. An audited report of gross revenues must also be provided at the end of the Agreement to cover the gross revenues used in the calculation of the last few repayments, if they were not previously audited. If the Firm wishes to tie the last audit report of gross revenues with their year-end, this is also acceptable to NRC. The Firm agrees that the amount provided as repayments may have to be adjusted depending on the results of the audit reports on gross revenues.

5.4 The Firm agrees that in its revenue reports to NRC, all transactions with related persons (as that term is defined in the Income Tax Act) will be reported, treated and valued at the greater of the typical recent price for sales by the Firm, or by any company related to the Firm, of products or services to unrelated third parties or of the fair market value (defined as the highest price obtained for a similar product in a preceding calendar year).

5.5 The Firm agrees that if it licenses the production and sale of any of its products or services to a third party, that it will pay to NRC an amount equal to the amount it would have paid to NRC had it made the sales itself in the repayment period in question.

5.6 Interest at one percent (1%) per month compounded monthly (annual rate of 12.68%), must be paid on overdue amounts. An amount is overdue if unpaid 30 days after the repayment is due according to clause 5.1. NRC may revise that rate upon 2 months' notice. The Firm shall pay an administrative charge of $25 for any cheque that is refused payment by the Firm's bank or financial institutions.

5.7 The amount paid by the Firm to NRC pursuant to clause 5.1 does not include interest charges or penalties or any other amounts paid or owed by the Firm to NRC whether related to this Agreement or not.

5.8 Payments must be made by cheque payable to "Receiver General - National Research Council of Canada" and addressed to:

      Finance Branch
      National Research Council
      1200 Montreal Road
      Ottawa, Ontario K1A OR6

6.0   ECONOMIC BENEFIT TO CANADA

      Long term technical and manufacturing jobs will be created by the precommercialisation project :

      - The PA project will create five new technical positions for the duration of the project.

      - RTICA Inc. will absorb these new technical jobs and up to five new ones to support operations in the next 5 years.

      - A commercial operation in Canada will result in 50 new manufacturing jobs.

      The project supports the development of a scientific infrastructure in support of advanced polymer processing of fibers not currently well developed in Canada. Achieving high levels of orientation as in the RTICA fibers is the leading edge of polymer processing today.

      At the same time, the project supports the machine tool and plastics processing industries and enhances both the recycling industry and energy conservation industry in Canada.

7.0   SPECIAL CONDITIONS

      None

CONDITIONS OF CONTRIBUTION    CC

This Agreement is conditional upon the Firm's adherence to all conditions set out below, A breach of any of the following conditions, or a submission to NRC of false or misleading representation or information, is grounds for suspension or immediate termination of NRC's financial assistance for the Work, in addition to any other action permitted by law. NRC will notify the Firm, in writing, of any such suspension or termination. Failure on the part of NRC to act on any breach does not constitute a waiver of NRC's right to act on that or any other breach of the following conditions.

1. The Firm must demonstrate, to the satisfaction of NRC, acceptable performance of the Work, and the capability of continuing to perform the Work. The Firm must permit NRC to inspect the facilities used by the Firm in the performance of the Work, and must agree to discuss the Work with NRC representatives.

2. In its performance of the Work, the Firm must maintain adequate environmental protection measures including those for biohazardous materials, to satisfy the requirement of all relevant regulatory bodies.

3. If the Work involves human subjects, the related activities must be reviewed by NRC's Research Ethics Board and the written approval of NRC must be obtained by the Firm before any human trials are conducted. If the Work involves experiments with animals, the Firm must obtain, before any animal experiments begin, the written approval of protocols by a local Animal Care Committee (ACC) operating in accordance with the IRAP Terms of Reference for Local ACCS. In the course of experimentation, the Firm must rectify any conditions judged unacceptable by the ACC or by the NRC, Research Ethics Board to the satisfaction of the relevant body.

4. Any significant change proposed to the Statement of Work or the Basis of Payment and Repayment must be agreed to in writing by both the Firm and NRC.

5. The Firm must indicate in writing, or by a clear label, the confidentiality of any specific information, which it wishes to be treated as confidential by NRC. Protection from third-party access to confidential business information supplied to NRC is provided by the federal Access to Information Act.

6. During the life of this Agreement, the Firm must maintain data relating to the economic benefits to Canada traceable to this Agreement and must provide NRC with such data upon request.

7. The Firm must notify NRC in writing if it receives financial assistance for the Work, from any level of government, beyond that indicated in the Basis of Payment and Repayment, In such cases, NRI-, reserves the right to reduce the amount of its contribution.

8. If the Firm has not contributed its share, as identified in Clause 2.1 of the Basis of Payment and Repayment, NRC's total contribution may be reduced proportionately to reflect its original agreed percentage of contribution and the resulting reduction shall constitute an overpayment by NRC to the Firm. If NRC reimburses the Firm for costs claimed which are not covered in the Basis of Payment and Repayment, the amount of the costs shall constitute an overpayment by NRC to the Firm Any overpayments by NRC to the Firm are debts due to the Crown.

9. The firm must submit reports and claims to NRC as specified in the Basis of Payment and Repayment. Payment of claims is contingent upon receipt of those reports.

10. During the life of this Agreement, the Firm must maintain adequate records and accounts related to its performance of the Work supported by this Agreement, in accordance with generally accepted accounting principles. Upon reasonable notice by NRC, the Firm must make such records available to authorized representatives of NRC for inspection, auditing, or copying and must permit authorized representatives of NRC to have access to the Firm's facilities and personnel for the purpose of inspection and interviewing.

CONDITIONS OF CONTRIBUTION    CC

11. The Firm shall give written notice to NRC if there are any significant changes in ownership of the Firm.

12. The Firm shall give written notice of any changes to the Firm's name or address and provide a copy of legal documents for a change of name.

13. Any notice required under this Agreement shall be sent to the addresses stated at the beginning of this Agreement or the last address provided by the Firm or NRC.

14. For purposes of the Conditions of Contribution, Intellectual Property (IP) means any intellectual component produced in the course of the Work including, without limitation, software and chemical formulae, that could be protected by the Firm through patents, copyrights, industrial designs, trademarks, trade secrets or any other available means.

15. The firm must obtain prior written consent from NRC if, during the life of this Agreement, it intends tc) do part of the Work outside of Canada. This would be approved if the Firm could demonstrate to N RC's satisfaction that no suitable Canadian collaborator was available.

16. The Firm will normally own the IP, and be responsible for protecting it. This could include, without limitation, requiring third parties to sign confidentiality agreements before disclosure by the Firm of trade secrets. If some or all of the IP is owned by another person or organization, or if some or all of the I P will be owned by another person or organization collaborating with the Firm, the Firm must enter, into an agreement which, in the opinion of NRC, gives the Firm a licence to use all such IP. The licence shall include the right to sublicense including a sublicense to NRC as may be necessary under, clause 17.

17. Upon NRC's request, the Firm must report to NRC on its efforts to exploit the IP. If NRC determines, based on these reports and any additional follow-up by NRC, that the Firm is not exploiting the IP, either directly or through licensing, NRC may request the Firm to find a licensee and to licence the IP upon reasonable commercial terms and conditions within ninety (90) days of NRC's request. NRC will not make this type of request before the completion of the Work. Exploiting the IP refers to the manufacture of products, provision of services and sale of products or services to meet market demand. If the Firm does not meet NRC's request, the Firm shall grant NRC a non-exclusive, perpetual, royalty-free licence to use the said IP for any purpose. The licence shall include the right to grant sublicences.

18. During the life of this Agreement, the Firm shall obtain NRC's prior written consent to undertake any action that would adversely impact its ability to achieve the benefits to Canada outlined in section 6.0 of the Basis of Payment and Repayment or that would materially affect its ability to meet its repayment obligations described in the Basis of Payment and Repayment.

      NRC consent to the above will not be unreasonably withheld. If NRC grants its consent, NRC shall be entitled to revise this Agreement.

19.   The Firm warrants and covenants that:

      a) it has not, nor has any person on its behalf, offered or promised to any official or employee of Her, Majesty the Queen in right of Canada any bribe, gift or other inducement for or with the view of obtaining the Agreement; and

      b) it has not directly or indirectly paid or offered to pay and will not directly or indirectly pay to any person a commission or contingency fee dependent upon the signing of this Agreement by both parties.

CONDITIONS OF CONTRIBUTION    CC

20. No Member of the House of Commons shall be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person will receive a direct benefit from this contract if that person is subject to, and not in compliance with, a conflict of interest and post-employment code, either the one for public office holders, for the public service, or for NRC employees. (NOTE- post-employment rules mainly affect persons in the NRC "Management" category, the federal public service categories "Senior Manager" and above, ministerial staff, and Governor in Council appointees.)

21. Nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between NRC and the Firm.

22. The Firm must not use the name to the National Research Council in any manner that may imply endorsement or approval of a product, process, or business without the express written consent of the NRC. The Firm must obtain the written consent of the IRAP Regional Director prior to including the NRC name in any promotional materials, including press releases and advertisements.

23. The Firm shall indemnity NRC in respect of any claim against NRC by a third party resulting directly or indirectly from the Firm's performance of the Work or use by the Firm or a third party of the results arising from the Work funded under this Agreement. The Firm shall not take action against NRC for failure or delay in performance caused by circumstances beyond NRC's reasonable control, or for incorrectness of data supplied, advice given, or opinions expressed in relation to the Work

24. This Agreement shall not be assigned in whole or in part, nor shall any amount thereunder be assigned by the Firm without prior written consent of NRC.

25. NRC may terminate this Agreement immediately if the Firm ceases operation, enters into receivership, or becomes insolvent or bankrupt. Upon such termination, the total amount of all payments made by NRC to the Firm under this Agreement, less any previous repayment by the Firm, will become a debt due to the Receiver General, National Research Council of Canada.

26. The Firm shall have no obligation to NRC to perform the Work after NRC gives notice of termination. NRC shall not reimburse costs incurred subsequent to the termination date, or any costs incurred at a rate greater than the typical rate before the notice was given.

27. In the case of termination by NRC due to Firm's breach of the conditions of this Agreement for reasons other than under clause 25, NRC may demand repayment of up to three (3) times the total amount of payments made by the NRC to the Firm, less any previous repayments by the Firm.

                                      [END]